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                               SELLING AGREEMENT


This is an Agreement by and between Walnut Street Securities, Inc. (hereafter referred to as "Company"), and ________________________________________________
(hereafter referred to as "Broker-dealer").

Premises

A. Company is a principal underwriter for variable life insurance contracts (the "Contracts") issued by Paragon Life Insurance Company ("Paragon"), which Contracts are registered as securities with the Securities and Exchange Commission and are subject to the various regulations pertaining to securities as well as to the laws governing insurance contracts.

B. Broker-dealer certifies that it is registered and in good standing as a broker-dealer under the Securities Exchange Act of 1934 and is a member in good standing of the National Association of Securities Dealers ("NASD"), and desires to become authorized to sell the Contracts.

In consideration of and reliance on the premises and the covenants set forth below, the parties hereto agree as follows:

1)   Basic Engagement      Company hereby agrees that the Broker-dealer is
     authorized to sell the Contracts. Broker-dealer hereby agrees to conduct all selling activities in respect of the Contracts in accordance with the rules and regulations of the NASD and all applicable state and federal laws, rules, and regulations.

2)  Broker-dealer Duties
    --------------------

     a. Paragon will ensure the individuals conducting sales activities relating to the Contracts are duly appointed insurance agents of Paragon and entitled to sell the Contracts under insurance laws of any jurisdiction in which the individual solicits sales.

     b. Broker-dealer will ensure that sales of the Contracts do not occur in jurisdictions where Paragon is not licensed to sell the Contract.

     c. Broker-dealer will ensure that individuals conducting sales activities relating to the Contracts possess the qualifications specified by the NASD and federal laws and regulations.

     d. Broker-dealer will supervise the sales practices of its agents and hereby indemnifies and holds Company harmless from any damage or expense caused by any breach of the Agreement or any misrepresentation or omission in the connection of the offer or sales of any Contracts by Broker-dealer and its agents in selling the Contracts.


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3)   Suitability        Broker-dealer will review all applications for the
     Contracts to make certain that the purchases are suitable for the prospective customer. Broker-dealer will promptly forward to Company all applications for the Contracts which it deems suitable, together with any purchase payments received, without making any deduction for compensation of the selling agent or of the Broker dealer itself. Paragon and the Company have the right to make their own determination concerning the acceptability of any application for a Contract and to return any purchase payment tendered in connection therewith.

4)   Sales Materials      The Contracts are described in prospectuses, and the
     mutual fund into which premiums may be directed is described in a prospectus. Broker-dealer will offer and sell the Contracts only in accordance with the terms and conditions of the then current prospectuses and will make no representations not made in the prospectuses or in any other authorized supplemental sales materials approved by Company and Paragon. Broker-dealer shall not use or permit use of advertising or sales materials without obtaining the prior written approval of Paragon.

5)   Independent Contractor    Broker-dealer is performing the acts covered by
     this Agreement in the capacity of independent contractor and not as an agent or employee of Company or of Paragon. Neither Company nor Paragon shall be liable for any obligation, act, or omission of Broker-dealer.

6)   Compensation      Broker-dealer shall be paid by Paragon (on behalf of
     Company) compensation for the sale of Contracts under the conditions set forth in the attached Compensation Schedule. Paragon has the right to charge back any such compensation under the conditions stated in such Schedule(s). Any Compensation Schedule can be changed by Company and Paragon as of a specified date, provided such date is at least 10 days after the date notice of the change is mailed to Broker-dealer's last known address. Any such change will apply only to Contracts issued on or after effective date of the change.

7)   Effectiveness      This Agreement shall take effect as of the date it is
     signed by Company, which date is shown below. It shall continue in force from year to year unless it is terminated. This Agreement may be terminated for any reason by either party; such termination will become effective 60 days after the mailing of a notice of termination to the other parties' last known address. This Agreement may be terminated by Company for cause (i.e., Broker-dealer's violation of any of the terms of this Agreement); such termination will become effective upon the mailing of a notice of termination to the Broker-dealer's last known address. Failure of Company to terminate this Agreement upon knowledge of a cause shall not constitute a waiver of the right to terminate at a later time for such cause. This Agreement shall immediately terminate automatically if Broker-dealer shall cease to be a member of the NASD or to possess the requisite licenses and appointments, and Broker-dealer agrees to immediately notify Company of such an occurrence. Broker-dealer may terminate this Agreement at any time following 20 days written notice to Company at its last known address.

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8)   No Assignment      Agreement may not be assigned by Broker-dealer except
     with the written consent of Company.

9)   Applicable Law      This Agreement shall be construed in accordance with
     the laws of Missouri.



IN WITNESS WHEREOF, the Company has caused this Agreement to be executed in its corporate name by one of its corporate officers, and the Broker-dealer has set its hand to this Agreement as of the day and year written below.


                                       WALNUT STREET SECURITIES, INC.
______________________________         ___________________________________
BROKER-DEALER                          COMPANY



SIGNATURE:                             SIGNATURE:


______________________________         ___________________________________

NAME:                                  NAME:


______________________________         ___________________________________

TITLE:                                 TITLE:


______________________________         ___________________________________

ADDRESS:                               ADDRESS:


______________________________      400 SOUTH 4TH STREET, SUITE 1000
______________________________      ST. LOUIS, MISSOURI  63102


DATE:

______________________________      EFFECTIVE DATE:________________


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